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                                                                     EXHIBIT 15

                                                       August 13, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re: Continental Natural Gas, Inc.
         Registration on Form S-8

We are aware that our report dated August 13, 1998 on our review of interim financial information of Continental Natural Gas, Inc. for the three and six month periods ended June 30, 1998 and 1997 and included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1998 is incorporated by reference in the Company's registration statements on Form S-8 (File No. 333-43015). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of the Act.

                                                   PricewaterhouseCoopers LLP